UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2024

CONCREIT FUND I LLC

(Exact name of issuer as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	84-2200971 (I.R.S. Employer Identification No.)

1201 3rd Ave Ste 2200 Seattle, WA 98101 (Full mailing address of principal executive offices)

(206) 350-7570

(Issuer’s telephone number, including area code)

Investor Shares

(Title of each class of securities issued pursuant to Regulation A)

Part II.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION AND FIGURES

This annual report on Form 1-K contains forward-looking statements about our business, operations and financial performance, including statements about our plans, strategies and objectives. Our use of words like “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “will” and similar expressions or statements regarding future periods or events are intended to identify forward-looking statements. These statements address our plans, strategies and objectives for future operations, including in relation to future growth and availability of funds, and are based on current expectations which involve numerous risks, uncertainties and assumptions. Assumptions relating to these statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to accurately predict and many of which are beyond our control. Although we believe the assumptions underlying the forward-looking statements, and the forward looking statements themselves, are reasonable, any of the assumptions could prove to be inaccurate and, therefore, there can be no assurance that these statements will themselves prove accurate and our actual results, performance and achievements may materially differ from those expressed or implied by these statements as a result of numerous factors, including, without limitation, those discussed elsewhere on this Form 1-K and under the heading “Risk Factors” in our offering circular dated May 5, 2021 (the “Offering Circular”), as the same may be amended or supplemented from time to time, a copy of which may be accessed here, as well as from time to time in our other filings with the Securities and Exchange Commission (the “Commission”).

In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our plans, strategies and objectives, which we consider to be reasonable, will be achieved. We do not undertake to revise or update any forward-looking statements.

Item 1. Business

Concreit Fund I LLC, (the “Company”, “we”, “us”, “our” and Concreit) is a Delaware limited liability company formed to invest in and manage a diversified portfolio of commercial real estate investments located in the United States and Real Estate-Related Securities (as defined herein). We expect to use substantially all of the net proceeds from this offering (the “Offering”) to originate, structure, acquire, purchase, sell, make, fund, or otherwise invest in (i) commercial real estate, including industrial, multifamily, office, retail and other real property types (“Direct CRE”); (ii) loans secured by interests in commercial real estate or personal property, including, industrial, multifamily, office, retail and other real property types (“Real Estate Loans”) and (iii) real estate-related securities, including equity and debt securities of both publicly traded and private companies, including REITs and pass-through entities that own real property or loans secured by real estate, including investments in commercial mortgage-backed securities and derivative instruments (“Real Estate-Related Securities”). Direct CRE, Real Estate Loans, and Real Estate-Related Securities are sometimes collectively referred to as “Real Estate Investments”). Our assets will be located throughout the United States and U.S. territories.

We are externally managed by Concreit Fund Management LLC (the “Manager”) which is a wholly owned subsidiary of our sponsor, Concreit Inc. (the “Sponsor” or “Concreit Inc.”). Our Sponsor owns and operates an online investment platform www.concreit.com (the “Concreit Platform”) and the investment mobile application (the “Concreit App”) that allows potential investors to become equity holders in real estate opportunities that may have been historically difficult to access for most retail investors. Through the use of the Concreit Platform and Concreit App, investors can browse and screen real estate investments, view details of an investment and sign legal documents online.

We filed an offering statement on Form 1-A, or the Offering Statement, with the United States Securities and Exchange Commission, or the SEC, on March 5, 2020, which was qualified by the SEC on May 21, 2020. On February 26, 2021, we filed for a post-qualification amendment with the SEC to update the business plan, as well as, the redemption plan, distribution plan, retainment of services of Dalmore Group, LLC through a broker-dealer agreement, among others, which was qualified by the SEC on May 13, 2021.

Investment Strategy

We expect to use substantially all of the net proceeds from this Fund to invest in a diversified portfolio of Direct CRE and Real Estate-Related Securities. We intend to invest at least 80% of the total value of our assets in Direct CRE and Real Estate-Related Securities. Direct CRE may encompass a wide variety of commercial real estate, including industrial, multifamily, office, retail and other real property types. Further, Direct CRE may include whole or partial interests in real properties as well as mortgage debt, mezzanine debt and other direct real estate investments. Real Estate-Related Securities may include equity and debt securities of both publicly traded and private companies, including REITs and pass-through entities that own real property or loans secured by real estate, including investments in commercial mortgage-backed securities and derivative instruments.

We will seek to create and maintain a portfolio of Real Estate Investments that generate a low volatility income stream of attractive, frequent, and consistent cash distributions. Our focus on investing in debt instruments will emphasize the payment of current returns to investors and preservation of invested capital. We also intend to diversify our portfolio by investing in equity instruments in real estate-related companies, subject to certain limitations related to our intended qualification as a REIT and to maintain our exclusion under the Investment Company Act. We will also seek to realize growth in the value of our Real Estate Investments by timing their sale to maximize value.

On a long-term basis, under normal market conditions, we will seek to allocate the Company’s portfolio generally in accordance with our strategy to maximize our operating cash flow and preserve our invested capital, subject to certain limitations related to our intended qualification as a REIT and to maintain our exclusion under the Investment Company Act.

In executing our business strategy, we believe that we will benefit from our Manager’s affiliation with our Sponsor, given our Sponsor’s capabilities to provide relevant technology. Among others, these competitive advantages include:

●	Unique technology platform to introduce efficiencies with investor relationship management;

●	Systems to facilitate and help manage redemption requests for investors;

●	Accounting platform automation to ensure accuracy & transparency.

Investment Objectives

Our primary investment objectives are:.

●	to pay attractive and consistent distributions by rigorously evaluating numerous investment opportunities to find those that can support the distribution target;

●	to create a portfolio of diversified Real Estate Investments; and

●	to preserve, protect and return your capital contribution.

We cannot assure you that we will attain these objectives or that the value of our assets will not decrease. Furthermore, within our investment objectives and policies, our Manager will have substantial discretion with respect to the selection of specific investments and the purchase and sale of our assets.

Competition

Our net income depends, in large part, on our ability to originate Real Estate Investments with attractive risk-adjusted yields. In originating these Real Estate Investments, we compete with many other entities engaged in real estate investment activities, including individuals, corporations, insurance company investment accounts, other REITs, private real estate funds, and other entities engaged in real estate investment activities, many of which have greater financial resources and lower costs of capital available to them than we have. In addition, there are numerous REITs with asset acquisition objectives similar to ours, and others may be organized in the future, which may increase competition for the Real Estate Investments suitable for us.

Competitive variables include market presence and visibility, amount of capital to be invested per investment and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential Real Estate Investments than we are, our investment volume and profit margins for our investment portfolio could be impacted. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in our latest offering circular filed with the SEC (the “Offering Circular”), which may be accessed here, as the same may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our investor shares.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with the consolidated financial statements and related notes that are included elsewhere in this Annual Report. This discussion contains forward-looking statements based upon current plans, expectations and beliefs that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors,” “Special Note Regarding Forward Looking Information” and in other parts of this Annual Report.

Offering Results

During the years ended December 31, 2024 and 2023, we had raised total gross offering proceeds of approximately $2,930,852 and $4,847,603 (excluding redemptions) in exchange for 3,052,970 and 5,049,586 investor shares, respectively.

Concreit Fund Management LLC is our Manager. As our Manager, it is responsible for directing the management of our business and affairs, managing our day-to-day operations, implementing our investment strategy, and manage our portfolio of Real Estate Investments. Our Manager also has the authority to make all of the decisions regarding our Real Estate Investments, subject to the limitation in our Operating Agreement. Our Manager will also provide asset management, marketing, other administrative services on our behalf.

We made an election to be taxed as a REIT under the Code, commencing with our taxable year ending December 31, 2024, which may be extended by Manager in its sole discretion. If we qualify as a REIT for U.S. federal income tax purposes, we generally will not be subject to U.S. federal income tax to the extent we distribute qualifying dividends to our Investor Members. If we fail to qualify as a REIT in any taxable year after electing REIT status, we will be subject to U.S. federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for four years following the year in which our qualification is denied. Such an event could materially and adversely affect our net income and cash available for distribution.

We believe that we will be organized and will operate in a manner that will enable us to qualify for treatment as a REIT for U.S. federal income tax purposes, and we intend to continue to operate so as to remain qualified as a REIT for U.S. federal income tax purposes thereafter.

Distributions

The Manager may at any time, in its sole discretion, make and pay distributions of the Fund’s net cash flow or other assets to the Members. In determining cash flow available for distribution, the Manager may deduct any amounts necessary in its sole discretion in the following order of priority to (i) meet expenses and liabilities of the Company, including the one percent (1%) Management Fee as described in the Management Agreement, and establish reserves therefore, (ii) accommodate redemption requests under the Redemption Plan, and/or establish reserves therefore, and/or (iii) meet distributions under its Bonus Program and/or establish reserves therefore. Net capital event proceeds are not generally expected to be distributed. The Manager may, in its sole discretion, make and pay distributions of cash or other assets of the Company.

Cash flow available for distribution will then be divided between the Members as follows:

(i)	First, one hundred percent (100%), pro rata to each Investor Member until the such Investor Member has received aggregate distributions for any accrued and unpaid Preferred Return Hurdle. The “Preferred Return Hurdle” means five percent (5%) per annum (0.416667% per month) of the Investor Member’s investment amount, which will be pro-rated based on a three hundred sixty (360) day year (for the avoidance of doubt, this step is intended to represent the applicable calendar month and any remaining shortfall of the pro-rated portion of the Preferred Return Hurdle from the prior calculation periods of that fiscal year);

(ii)	Thereafter, one hundred percent (100%) to the Investor Members.

We expect that our Manager will declare and pay distributions as of the last day of each calendar month. Therefore, new investors can expect to receive distributions as of the last day of each calendar month commencing as of the date of this Form 1-K. Investor Members will be entitled to declared distributions on each of their Investor Shares, including the Investor Shares issued under the Reinvestment Plan until Investor Shares are redeemed under the Redemption Plan, if ever.

We are required to make distributions sufficient to satisfy the requirements for qualification as a REIT for U.S. federal income tax purposes. Generally, income distributed will not be taxable to us under the Code if we distribute at least 90% of our REIT taxable income each year (computed without regard to the dividends paid deduction and our net capital gain). Distributions will be authorized at the discretion of our Manager, in accordance with our earnings, present and reasonably projected future cash flows and general financial condition. Our Manager’s discretion will be directed, in substantial part, by its obligation to cause us to comply with the REIT requirements and to avoid U.S. federal income and excise taxes on retained income and gains.

We are not prohibited from distributing our own securities in lieu of making cash distributions to Investor Members. Our Operating Agreement also gives the Manager the right to distribute other assets rather than cash. The receipt of our securities or assets in lieu of cash distributions may cause Investor Members to incur transaction expenses in liquidating the securities or assets. We do not have any current intention to list our Investor Shares on a stock exchange or other trading market, nor is it expected that a public market for the Investor Shares will develop.

Although our goal is to fund the payment of distributions solely from cash flow from operations, we may pay distributions from other sources, including the net proceeds of this Fund, cash advances by our Manager, cash resulting from a waiver of fees or reimbursements due to our Manager, borrowings in anticipation of future operating cash flow and the issuance of additional securities, and we have no limit on the amounts we may pay from such other sources. If we fund distributions from financings or the net proceeds from this Fund, we will have less funds available for investment in Real Estate Investments. We expect that our cash flow from operations available for distribution will be lower in the initial stages of this Fund until we have raised significant capital and made substantial Real Estate Investments. Further, because we may receive income at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund expenses, we expect that during the early stages of our operations and from time to time thereafter, we may declare distributions in anticipation of cash flow that we expect to receive during a later period and these distributions would be paid in advance of our actual receipt of these funds. In these instances, we expect to look to third party borrowings, our offering proceeds or other sources to fund our distributions. Additionally, we will make certain payments to our Manager for services provided to us. See “Management Compensation.” Such payments will reduce the amount of cash available for distributions. Finally, payments to fulfill redemption requests under our Redemption Plan will also reduce funds available for distribution to remaining Investor Members.

Our distributions will constitute a return of capital to the extent that they exceed our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that a distribution is treated as a return of capital for U.S. federal income tax purposes, it will reduce a holder’s adjusted tax basis in the holder’s shares, and to the extent that it exceeds the holder’s adjusted tax basis will be treated as gain resulting from a sale or exchange of such shares.

The following table summarizes the distributions declared and paid, or to be paid, by the Company since January 1, 2022 throughout May 2 , 2025:

Distribution Period	Daily Distribution Amount per Investor Share	Date of Declaration	Payment Date	Annualized Yield(1)
01/01/2022 – 01/07/2022	$0.000146666667	12/31/2021	01/07/2022	5.28%
01/08/2022 – 01/14/2022	$0.000146666667	12/31/2021	01/14/2022	5.28%
01/15/2022 – 01/21/2022	$0.000146666667	12/31/2021	01/21/2022	5.28%
01/22/2022 – 01/28/2022	$0.000146666667	12/31/2021	01/28/2022	5.28%
01/29/2022 – 02/04/2022	$0.000146666667	01/31/2022	02/04/2022	5.28%
02/05/2022 – 02/11/2022	$0.000146666667	01/31/2022	02/11/2022	5.28%
02/12/2022 – 02/18/2022	$0.000146666667	01/31/2022	02/18/2022	5.28%
02/19/2022 – 02/25/2022	$0.000146666667	01/31/2022	02/25/2022	5.28%
02/26/2022 – 03/04/2022	$0.000146666667	02/28/2022	03/04/2022	5.28%
03/05/2022 – 03/11/2022	$0.000146666667	02/28/2022	03/11/2022	5.28%
03/12/2022 – 03/18/2022	$0.000146666667	02/28/2022	03/18/2022	5.28%
03/19/2022 – 03/25/2022	$0.000146666667	02/28/2022	03/25/2022	5.28%
03/26/2022 – 04/01/2022	$0.000146666667	02/28/2022	04/01/2022	5.28%
04/02/2022 – 04/08/2022	$0.000146666667	03/31/2022	04/08/2022	5.28%
04/09/2022 – 04/15/2022	$0.000146666667	03/31/2022	04/15/2022	5.28%
04/16/2022 – 04/22/2022	$0.000146666667	03/31/2022	04/22/2022	5.28%
04/23/2022 – 04/29/2022	$0.000146666667	03/31/2022	04/29/2022	5.28%
04/30/2022 – 05/06/2022	$0.000146666667	04/30/2022	05/06/2022	5.28%
05/07/2022 – 05/13/2022	$0.000146666667	04/30/2022	05/13/2022	5.28%
05/14/2022 – 05/20/2022	$0.000146666667	04/30/2022	05/20/2022	5.28%
05/21/2022 – 05/27/2022	$0.000146666667	04/30/2022	05/27/2022	5.28%
05/28/2022 – 06/03/2022	$0.000146666667	05/31/2022	06/03/2022	5.28%
06/04/2022 – 06/10/2022	$0.000146666667	05/31/2022	06/10/2022	5.28%
06/11/2022 – 06/17/2022	$0.000146666667	05/31/2022	06/17/2022	5.28%
06/18/2022 – 06/24/2022	$0.000146666667	05/31/2022	06/24/2022	5.28%
06/25/2022 – 07/01/2022	$0.000146666667	05/31/2022	07/01/2022	5.28%
07/02/2022 – 07/08/2022	$0.000146666667	06/30/2022	07/08/2022	5.28%
07/09/2022 – 07/15/2022	$0.000146666667	06/30/2022	07/08/2022	5.28%
07/16/2022 – 07/22/2022	$0.000146666667	06/30/2022	07/22/2022	5.28%
07/23/2022 – 07/29/2022	$0.000146666667	06/30/2022	07/29/2022	5.28%
07/30/2022 – 08/05/2022	$0.000146666667	07/30/2022	08/05/2022	5.28%
08/06/2022 – 08/12/2022	$0.000146666667	07/30/2022	08/12/2022	5.28%
08/13/2022 – 08/19/2022	$0.000146666667	07/30/2022	08/19/2022	5.28%
08/20/2022 – 08/26/2022	$0.000146666667	07/30/2022	08/26/2022	5.28%
08/27/2022 – 09/02/2022	$0.000146666667	08/31/2022	09/02/2022	5.28%
09/03/2022 – 09/09/2022	$0.000146666667	08/31/2022	09/09/2022	5.28%
09/10/2022 – 09/16/2022	$0.000146666667	08/31/2022	09/16/2022	5.28%
09/17/2022 – 09/23/2022	$0.000146666667	08/31/2022	09/23/2022	5.28%
09/24/2022 – 09/30/2022	$0.000146666667	08/31/2022	09/30/2022	5.28%
10/01/2022 – 10/07/2022	$0.000146666667	09/30/2022	10/07/2022	5.28%
10/08/2022 – 10/14/2022	$0.000146666667	09/30/2022	10/14/2022	5.28%

10/15/2022 – 10/21/2022	$0.000146666667	09/30/2022	10/21/2022	5.28%
10/21/2022 – 10/28/2022	$0.000146666667	09/30/2022	10/28/2022	5.28%
10/29/2022 – 11/04/2022	$0.000146666667	10/31/2022	11/04/2022	5.28%
11/05/2022 – 11/11/2022	$0.000146666667	10/31/2022	11/11/2022	5.28%
11/12/2022 – 11/18/2022	$0.000146666667	10/31/2022	11/18/2022	5.28%
11/19/2022 – 11/25/2022	$0.000146666667	11/25/2022	11/25/2022	5.28%
11/26/2022 – 12/02/2022	$0.000146666667	11/25/2022	12/02/2022	5.28%
12/03/2022 – 12/09/2022	$0.000146666667	11/25/2022	12/09/2022	5.28%
12/10/2022 – 12/16/2022	$0.000146666667	11/25/2022	12/16/2022	5.28%
12/17/2022 – 12/23/2022	$0.000146666667	11/25/2022	12/23/2022	5.28%
12/24/2022 – 12/30/2022	$0.000146666667	11/25/2022	12/30/2022	5.28%
12/31/2022 – 01/06/2023	$0.000146666667	12/30/2022	01/06/2023	5.28%
01/07/2023 – 01/13/2023	$0.000146666667	12/30/2022	01/13/2023	5.28%
01/14/2023 – 01/20/2023	$0.000146666667	12/30/2022	01/20/2023	5.28%
01/21/2023 – 01/27/2023	$0.000146666667	12/30/2022	01/27/2023	5.28%
01/28/2023 – 02/03/2023	$0.000146666667	12/30/2022	02/03/2023	5.28%
02/04/2023 – 02/10/2023	$0.000159722222	01/31/2023	02/10/2023	5.75%
02/11/2023 – 02/17/2023	$0.000159722222	01/31/2023	02/17/2023	5.75%
02/18/2023 – 02/24/2023	$0.000159722222	01/31/2023	02/24/2023	5.75%
02/25/2023 – 03/03/2023	$0.000159722222	01/31/2023	03/03/2023	5.75%
03/04/2023 – 03/10/2023	$0.000159722222	02/28/2023	03/10/2023	5.75%
03/11/2023 – 03/17/2023	$0.000159722222	02/28/2023	03/17/2023	5.75%
03/18/2023 – 03/24/2023	$0.000159722222	02/28/2023	03/24/2023	5.75%
03/25/2023 – 03/31/2023	$0.000159722222	02/28/2023	03/31/2023	5.75%
04/01/2023 – 04/07/2023	$0.000116250000	03/31/2023	04/07/2023	5.85%
04/08/2023 – 04/14/2023	$0.000116250000	03/31/2023	04/14/2023	5.85%
04/15/2023 – 04/21/2023	$0.000116250000	03/31/2023	04/21/2023	5.85%
04/22/2023 – 04/28/2023	$0.000116250000	03/31/2023	04/28/2023	5.85%
04/29/2023 – 05/05/2023	$0.000116250000	03/31/2023	05/05/2023	5.85%
05/06/2023 – 05/12/2023	$0.000116250000	04/30/2023	05/12/2023	5.85%
05/13/2023 – 05/19/2023	$0.000116250000	04/30/2023	05/19/2023	5.85%
05/20/2023 – 05/26/2023	$0.000116250000	04/30/2023	05/26/2023	5.85%
05/27/2023 – 06/02/2023	$0.000116250000	05/31/2023	06/02/2023	5.85%
06/03/2023 – 06/09/2023	$0.000165277778	05/31/2023	06/09/2023	5.95%
06/10/2023 – 06/16/2023	$0.000165277778	05/31/2023	06/16/2023	5.95%
06/17/2023 – 06/23/2023	$0.000165277778	05/31/2023	06/23/2023	5.95%
06/24/2023 – 06/30/2023	$0.000165277778	05/31/2023	06/30/2023	5.95%
07/01/2023 – 07/07/2023	$0.000165277778	06/30/2023	07/07/2023	5.95%
07/08/2023 – 07/14/2023	$0.000165277778	06/30/2023	07/14/2023	5.95%
07/15/2023 – 07/21/2023	$0.000165277778	06/30/2023	07/21/2023	5.95%
07/22/2023 – 07/28/2023	$0.000165277778	06/30/2023	07/28/2023	5.95%
07/29/2023 – 08/04/2023	$0.000165277778	06/30/2023	08/04/2023	5.95%
08/05/2023 – 08/11/2023	$0.000169444444	07/31/2023	08/11/2023	6.10%
08/12/2023 – 08/18/2023	$0.000169444444	07/31/2023	08/18/2023	6.10%
08/19/2023 – 08/25/2023	$0.000169444444	07/31/2023	08/25/2023	6.10%
08/26/2023 – 09/01/2023	$0.000169444444	07/31/2023	09/01/2023	6.10%
09/02/2023 – 09/08/2023	$0.000169444444	08/31/2023	09/08/2023	6.10%
09/09/2023 – 09/15/2023	$0.000169444444	08/31/2023	09/15/2023	6.10%
09/16/2023 – 09/22/2023	$0.000169444444	08/31/2023	09/22/2023	6.10%
09/23/2023 – 09/29/2023	$0.000169444444	08/31/2023	09/29/2023	6.10%
09/30/2023 – 10/06/2023	$0.000170833333	09/30/2023	10/06/2023	6.15%
10/07/2023 – 10/13/2023	$0.000170833333	09/30/2023	10/13/2023	6.15%

10/14/2023 – 10/20/2023	$0.000170833333	09/30/2023	10/20/2023	6.15%
10/21/2023 – 10/27/2023	$0.000170833333	09/30/2023	10/27/2023	6.15%
10/28/2023 – 11/03/2023	$0.000170833333	09/30/2023	11/03/2023	6.15%
11/04/2023 – 11/10/2023	$0.000170833333	10/31/2023	11/10/2023	6.15%
11/11/2023 – 11/17/2023	$0.000170833333	10/31/2023	11/17/2023	6.15%
11/18/2023 – 11/24/2023	$0.000170833333	10/31/2023	11/24/2023	6.15%
11/25/2023 – 12/01/2023	$0.000170833333	10/31/2023	12/01/2023	6.15%
12/02/2023 – 12/08/2023	$0.000170833333	11/30/2023	12/08/2023	6.15%
12/09/2023 – 12/15/2023	$0.000170833333	11/30/2023	12/15/2023	6.15%
12/16/2023 – 12/22/2023	$0.000170833333	11/30/2023	12/22/2023	6.15%
12/23/2023 – 12/29/2023	$0.000170833333	11/30/2023	12/29/2023	6.15%
12/30/2023 – 01/05/2023	$0.000170833333	12/31/2023	01/05/2024	6.15%
01/06/2024 – 01/12/2024	$0.000170833333	12/31/2023	01/12/2024	6.15%
01/13/2024 – 01/19/2024	$0.000170833333	12/31/2023	01/19/2024	6.15%
01/20/2024 – 01/26/2024	$0.000170833333	12/31/2023	01/26/2024	6.15%
01/27/2024 – 02/02/2024	$0.000170833333	12/31/2023	02/02/2024	6.15%
02/03/2024 – 02/09/2024	$0.000170833333	01/31/2024	02/09/2024	6.15%
02/10/2024 – 02/16/2024	$0.000170833333	01/31/2024	02/16/2024	6.15%
02/17/2024 – 02/23/2024	$0.000170833333	01/31/2024	02/23/2024	6.15%
02/24/2024 – 03/01/2024	$0.000170833333	01/31/2024	03/01/2024	6.15%
03/02/2024 – 03/08/2024	$0.000170833333	02/29/2024	03/08/2024	6.15%
03/09/2024 – 03/15/2024	$0.000170833333	02/29/2024	03/15/2024	6.15%
03/16/2024 – 03/22/2024	$0.000170833333	02/29/2024	03/22/2024	6.15%
03/23/2024 – 03/29/2024	$0.000170833333	02/29/2024	03/29/2024	6.15%
03/30/2024 – 04/05/2024	$0.000173611111	03/29/2024	04/05/2024	6.25%
04/06/2024 – 04/12/2024	$0.000173611111	03/29/2024	04/12/2024	6.25%
04/13/2024 – 04/19/2024	$0.000173611111	03/29/2024	04/19/2024	6.25%
04/20/2024 – 04/26/2024	$0.000173611111	03/29/2024	04/26/2024	6.25%
04/27/2024 - 05/03/2024	$0.000173611111	04/30/2024	05/03/2024	6.25%
05/04/2024 - 05/10/2024	$0.000173611111	04/30/2024	05/10/2024	6.25%
05/11/2024 - 05/17/2024	$0.000173611111	04/30/2024	05/17/2024	6.25%
05/18/2024 - 05/24/2024	$0.000173611111	04/30/2024	05/24/2024	6.25%
05/25/2024 - 05/31/2024	$0.000173611111	04/30/2024	05/31/2024	6.25%
06/01/2024 - 06/07/2024	$0.000173611111	05/30/2024	06/07/2024	6.25%
06/08/2024 - 06/14/2024	$0.000173611111	05/30/2024	06/14/2024	6.25%
06/15/2024 - 06/21/2024	$0.000173611111	05/30/2024	06/21/2024	6.25%
06/22/2024 - 06/28/2024	$0.000173611111	05/30/2024	06/28/2024	6.25%
06/29/2024 - 07/05/2024	$0.000173611111	06/30/2024	07/05/2024	6.25%
07/06/2024 - 07/12/2024	$0.000173611111	06/30/2024	07/12/2024	6.25%
07/13/2024 - 07/19/2024	$0.000173611111	06/30/2024	07/19/2024	6.25%
07/20/2024 - 07/26/2024	$0.000173611111	06/30/2024	07/26/2024	6.25%
07/27/2024 - 08/02/2024	$0.000173611111	06/30/2024	08/02/2024	6.25%
08/03/2024 - 08/09/2024	$0.000173611111	07/30/2024	08/09/2024	6.25%
08/10/2024 - 08/16/2024	$0.000173611111	07/30/2024	08/16/2024	6.25%
08/17/2024 - 08/23/2024	$0.000173611111	07/30/2024	08/23/2024	6.25%
08/24/2024 - 08/30/2024	$0.000173611111	07/30/2024	08/30/2024	6.25%
08/31/2024 - 09/06/2024	$0.000173611111	08/30/2024	09/06/2024	6.25%
09/07/2024 - 09/13/2024	$0.000173611111	08/30/2024	09/13/2024	6.25%
09/14/2024 - 09/20/2024	$0.000173611111	08/30/2024	09/20/2024	6.25%
09/21/2024 - 09/27/2024	$0.000173611111	08/31/2024	09/27/2024	6.25%
09/28/2024 - 10/04/2024	$0.000173611111	09/30/2024	10/04/2024	6.25%

10/05/2024 - 10/11/2024	$0.000173611111	09/30/2024	10/11/2024	6.25%
10/12/2024 - 10/18/2024	$0.000173611111	09/30/2024	10/18/2024	6.25%
10/19/2024 - 10/25/2024	$0.000173611111	09/30/2024	10/25/2024	6.25%
10/26/2024 - 11/01/2024	$0.000173611111	10/30/2024	11/01/2024	6.25%
11/02/2024 - 11/08/2024	$0.000194444444	10/30/2024	11/08/2024	7.00%
11/09/2024 - 11/15/2024	$0.000194444444	10/30/2024	11/15/2024	7.00%
11/16/2024 - 11/22/2024	$0.000194444444	10/30/2024	11/22/2024	7.00%
11/23/2024 - 11/29/2024	$0.000194444444	10/30/2024	11/29/2024	7.00%
11/30/2024 - 12/06/2024	$0.000194444444	11/30/2024	12/06/2024	7.00%
12/07/2024 - 12/13/2024	$0.000194444444	11/30/2024	12/13/2024	7.00%
12/14/2024 - 12/20/2024	$0.000194444444	11/30/2024	12/20/2024	7.00%
12/21/2024 - 12/27/2024	$0.000194444444	11/30/2024	12/27/2024	7.00%
12/28/2024 - 01/03/2025	$0.000194444444	12/31/2025	01/03/2025	7.00%
01/04/2025 - 01/10/2025	$0.000194444444	12/31/2025	01/10/2025	7.00%
01/11/2025 - 01/17/2025	$0.000194444444	12/31/2025	01/17/2025	7.00%
01/18/2025 - 01/24/2025	$0.000194444444	12/31/2025	01/24/2025	7.00%
01/25/2025 - 01/31/2025	$0.000194444444	12/31/2025	01/31/2025	7.00%
02/01/2025 - 02/07/2025	$0.000194444444	01/31/2025	02/07/2025	7.00%
02/08/2025 - 02/14/2025	$0.000194444444	01/31/2025	02/14/2025	7.00%
02/05/2025 - 02/21/2025	$0.000194444444	01/31/2025	02/21/2025	7.00%
02/22/2025 - 02/28/2025	$0.000194444444	01/31/2025	02/28/2025	7.00%
03/01/2025 - 03/07/2025	$0.000194444444	02/28/2025	03/07/2025	7.00%
03/08/2025 - 03/14/2025	$0.000194444444	02/28/2025	03/14/2025	7.00%
03/15/2025 - 03/21/2025	$0.000194444444	02/28/2025	03/21/2025	7.00%
03/22/2025 - 03/28/2025	$0.000194444444	02/28/2025	03/28/2025	7.00%
03/29/2025 - 04/04/2025	$0.000194444444	03/27/2025	04/04/2025	7.00%
04/05/2025 - 04/11/2025	$0.000194444444	03/27/2025	04/11/2025	7.00%
04/12/2025 - 04/18/2025	$0.000194444444	03/27/2025	04/18/2025	7.00%
04/19/2025 - 04/25/2025	$0.000194444444	03/27/2025	04/25/2025	7.00%
04/26/2025 - 05/02/2025	$0.000194444444	03/27/2025	05/02/2025	7.00%

        (1) Annualized yield numbers represent the annualized yield amount of each distribution calculated on an annualized basis at the then current rate, assuming a $1.00 per Investor Share purchase price. While our Manager is under no obligation to do so, each annualized basis return assumes that our Manager would declare distributions in the future similar to the distributions for each period presented, and there can be no assurance that our Manager will declare such distributions in the future or, if declared, that such distributions would be of a similar amount.

Redemption Plan

For the years ended December 31, 2024 and 2023, we redeemed 3,079,598 and 2,781,644 Investor Shares for $2,956,225 and $2,670,378, respectively.

Sources of Operating Revenues and Cash Flows

We expect to primarily generate revenues from interest revenue on our real estate debt investments, cash flow distributions from equity method investees, and equity in earnings from our investments in unconsolidated joint ventures See Note 2, Summary of Significant Accounting Policies – Revenue Recognition, in our financial statements for further detail.

Results of Operations

On July 12, 2019, we materially commenced operations. For the years ended December 31, 2024 and 2023, we had a total net income of $560,182 and $449,261, respectively.

Revenue

Dividend and Interest Revenue

For the years ended December 31, 2024 and 2023, we earned dividend and interest income of $760,109 and $628,213 respectively, from our investments. The increase in net income over the comparable prior period was due to an increased investment balance generating higher investment income.

Expenses

Asset Management and Other Fees – Related Party

For the years ended December 31, 2024 and 2023, we incurred expenses of approximately $169,187 and $133,406 respectively, which includes organizational and offering costs, asset management, acquisition, and disposition fees. The increase in the amount of fees was primarily attributable to the increase in assets under management.

General and Administrative Expenses

For the years ended December 31, 2024 and 2023, we incurred expenses of approximately $30,740and $45,546 respectively, which includes bank service charges and Broker Dealer fees.

Our Investments

As of December 31, 2024, the Fund held 21 secured loans and three private equity investments for a total unpaid principal balance of $8,013,409. See Note 3 of the Audited Financial Statements for more details on the Fund’s investments and Note 8 for a description of subsequent events since December 31, 2024.

Liquidity and Capital Resources

As of December 31, 2024, we had approximately $8,013,409 invested across 24 investments and had approximately $286,634 in cash and cash equivalents. See Note 8 for subsequent events and transactions. For information regarding the anticipated use of proceeds from this Offering, see “Estimated Use of Proceeds.”   The Company’s proceeds from the Investor Shares sold to accredited investor in another private placement have been, and will continue to be, primarily deployed for (i) acquisition of Direct CRE and Real Estate-Related Securities; (ii) operating expenses; and (iii) certain payments to our Manager, including reimbursement of organization and offering expenses. In furtherance of our operations, the liquidity we need to further acquire Real Estate Investments will be funded primarily from the sale of our Investor Shares in this Offering and to some extent form debt proceeds.

We have currently no outstanding debt and have not received a commitment from any lender to provide us with financing. The percentage of leverage we employ will vary depending on our available capital, our ability to obtain and access financing arrangements with lenders, debt restrictions contained in those financing arrangements and the lenders’ and rating agencies’ estimate of the stability of our investment portfolio’s cash flow. During the period when we are acquiring our initial portfolio, we may employ greater leverage on individual assets (that will also result in greater leverage of the interim portfolio) in order to quickly build a diversified portfolio of Real Estate Investments.

Our Manager may from time to time modify our leverage policy in its sole discretion. Incurring substantial debt could subject us to many risks that, if realized, would materially and adversely affect us, including the risk that:

●	our cash flow from operations may be insufficient to make required payments of principal of and interest on the debt or we may fail to comply with all of the other covenants contained in the debt, which is likely to result in (a) acceleration of such debt (and any other debt containing a cross-default or cross-acceleration provision) that we may be unable to repay from internal funds or to refinance on favorable terms, or at all, (b) our inability to borrow unused amounts under our financing arrangements, even if we are current in payments on borrowings under those arrangements or pay dividends of excess cash flow held in reserve by such financing sources, and/or (c) the loss of some or all of our assets to foreclosure or sale;

●	our debt may increase our vulnerability to adverse economic and industry conditions with no assurance that investment yields will increase with higher financing costs;

●	we may be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, future business opportunities, distributions or other purposes; and

●	we may not be able to refinance debt that matures prior to the investment it was used to finance on favorable terms, or at all, and more broadly, there can be no assurance that a leveraging strategy will be successful.

Debt financings for Real Estate Investments may be obtained prior to or at the time that a Real Estate Investment is acquired or made or at such later time as determined to be appropriate. In addition, debt financing may be used from time to time for working capital needs, including the payment of distributions.

In general, during our offering stage, when we may raise capital in this Fund more quickly than we acquire income-producing assets, and for some period after our offering stage, our Manager may not be able to declare and distribute distributions solely from our cash flow from operations. Further, because we may receive property income or other revenue at various times during our fiscal year, and because we may need cash flow from operations during a particular period to fund capital expenditures and other expenses, we expect that at least during the early stages of our development and from time to time during our operational stage, our Manager may declare distributions in anticipation of cash flow that we expect to receive during a later period and we will pay these distributions in advance of our actual receipt of these funds. In these instances, we expect to look to third party borrowings or lines of credit to fund our distributions, to the extent permissible under the applicable law. We may also fund such distributions from the sale of assets or other investments. Our Operating Agreement permits us to make distributions from any source, including offering proceeds or borrowings (which may constitute a return of capital), and our Operating Agreement does not limit the amount of funds we may use from any source to pay such distributions. If we make distributions from sources other than our cash flow available for distributions, we will have less funds available for Real Estate Investment.

Outlook and Recent Trends

From 2022 through early 2025, the Federal Reserve raised interest rates to address persistent inflation, resulting in slower economic growth and a decline in asset values across most sectors. While inflation has moderated from its 2022 peak, interest rates remain elevated, and the real estate market continues to adjust to this higher-rate environment.

The commercial real estate sector faces ongoing challenges, particularly in the office market, where remote work trends have contributed to higher vacancy rates and declining valuations. Multifamily and industrial properties have generally performed better, though transaction activity remains subdued amid tighter credit conditions and cautious investor sentiment.

Risks related to interest rate volatility, regulatory changes, and the potential for a broader economic slowdown could adversely affect the value and performance of our real estate investments. Lower occupancy, reduced rental rates, and declining asset values remain key concerns, as do potential disruptions in credit markets.

To mitigate these risks, we are focusing on acquiring direct CRE assets with stable income profiles and securing long-term, fixed-rate financing where possible. For real estate-related securities, particularly commercial real estate loans, we are targeting shorter investment durations to maintain flexibility. Our strategy emphasizes modest leverage and careful asset selection, positioning us to navigate ongoing market uncertainty and capitalize on opportunities as they arise.

Management remains cautiously optimistic about sourcing investments with attractive risk-adjusted returns in our target markets, while recognizing that market disruptions can occur at any time. We believe our disciplined approach and focus on risk management will help us remain resilient relative to peers should market conditions deteriorate further.

Off-Balance Sheet Arrangements

As of the December 31, 2024 and 2023, we do not have any off-balance sheet arrangements.

Related Party Arrangements

See Note 6 for “Related Party Fees and Expenses”.

See also “Conflicts of Interests and Related Party Transactions” in our Offering Circular.

Recent Developments

See Note 8 for subsequent events and transactions since December 31, 2024 (through April 30, 2025).

Other

None.

Item 3. Directors and Officers

Our Manager

We operate under the direction of our Manager, which is responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our investment strategy. The Manager has established the IAC that the Manager will consult with respect to Real Estate Investments, potential conflicts of interest and other Company matters. The IAC consists of not fewer than three (3) members, who are generally advisors to the Manager but not otherwise affiliated with the Manager.

Our Manager will perform its duties and responsibilities pursuant to our Operating Agreement. The Manager maintains a contractual, as opposed to a fiduciary relationship, with us and our Members. The Manager is not required to devote all of its time to our business and is only required to devote such time to our affairs as its duties require.

Our Investor Members shall take no part in the management or control of our business and shall have no authority to act for or bind us. The Operating Agreement contains limitations on the liability of the Manager and its affiliates for any action taken, or any failure to act, on behalf of the Fund unless there shall be a judgment or other final adjudication adverse to the Manager and such affiliates establishing that the (1) the Manager’s acts or omissions were in bad faith or involved intentional misconduct or gross negligence; (2) the Manager personally gained in fact a financial profit or other advantage to which the Manager was not legally entitled. The Operating Agreement also provides for indemnification of the Manager and its affiliates and advance of certain expenses for any losses for which the Manager is absolved from liability under the terms of the Operating Agreement.

Executive Officers of our Manager

As of the date of this Form 1-K, the executive officers of our Sponsor, which is our Manager’s managing-member, and their positions and offices are as follows:

Name	Age	Position
Sean Hsieh	40	Chief Executive Officer
Jordan Levy	40	Chief Technology Officer

Sean Hsieh is CEO & Founder at Concreit Inc. Concreit Inc. was founded in October 2018 and is a commercial real estate micro-investing application for everyday investors. Mr. Hsieh has served as the CEO of our Company since its inception and serves as a Fund Manager for Concreit Fund I LLC. Concreit Inc. is working on reshaping the experience of investing in commercial real estate by making it social and changing its behaviors of liquidity and payouts.

Mr. Hsieh is a lifelong technologist, serial entrepreneur and angel investor. Mr. Hsieh owns and operates a mixed-use commercial property in Seattle, operates a portfolio of single-family rentals across the US and has been a Manager of Concreit Fund I LLC since its inception in 2019. Prior to Concreit Inc., he co-founded and sold Flowroute Inc., an international telecommunications service provider based in Seattle, serving as the first virtual carrier nationwide carrier with a focus on API-driven and programmatic communications. Sean had the privilege of starting many functional disciplines at Flowroute Inc. from marketing, sales, customer and product success, and ultimately overseeing engineering before its sale. He believes that at the core of every great product is an unforgettable experience that creates stories.

Jordan Levy is Co-founder and Chief Technology Officer at Concreit Inc. Concreit Inc. was founded in 2018 and is a commercial real estate micro-investing application for everyday investors. Jordan has served as the CTO of our Company since its inception and serves as a Fund Manager for Concreit Fund I LLC. Concreit Inc., is working on reshaping the experience of investing in commercial real estate by making it social and changing its behaviors of liquidity and payouts.

Mr. Levy is a proven entrepreneur and software engineering professional. Mr. Levy has served as a Fund Manager for Concreit Fund I LLC since its inception. Prior to cofounding Concreit Inc. in 2018, Mr. Levy previously served as Founder and CTO at Flowroute Inc., an international telecommunications service provider based in Seattle, becoming the first virtual carrier with a focus on API-driven and programmatic communications. At Flowroute, he built the first iteration of the company’s industry-redefining platform and led the team that developed, implemented, and maintained all technology services and infrastructure in the company. Jordan is also an angel investor and advisor for early-stage startup companies. He is a drummer and multi-instrumentalist who loves jamming with friends when he is not busy with family. Jordan graduated with high honors from the University of California, Irvine, where he earned a B.S. in Physics and a B.S. in Information and Computer Science.

Compensation of Executive Officers

Executive officers of our Sponsor may serve as an executive officer of our Manager. These individuals receive compensation for his or her services, including services performed for us on behalf of our Manager, from our Sponsor. As executive officers of our Manager, these individuals serve to manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although we indirectly bear some of the costs of the compensation paid to these individuals, through fees and reimbursements we pay to our Manager, we do not pay any compensation directly to these individuals.

Compensation of our Manager

For information regarding the compensation of our Manager, please see “Management Compensation” in our Offering Circular.

Item 4. Security Ownership of Management and Certain Securityholders

Principal Securityholders

The following table sets forth, as of February 28, 2025, the beneficial ownership of limited liability company interests of our Investor Shares for (i) each person who is the beneficial owner of 5% or more of our outstanding Investor Shares, (ii) each director and executive officer of our Sponsor, and (iii) the directors and executive officers of our Sponsor as a group. To our knowledge, each person that beneficially owns shares of our Investor Shares has sole voting and disposition power with regard to such shares.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 1201 3rd Ave Ste 2200, Seattle, WA 98101.

	Investor Shares
Name of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of All Shares

5% Shareholders
Matthew Waddell	1,050,562	12.83%

Executive Officers and Directors as a Group (2)	908,567	11.09%

Sean Hsieh	442,662	7.35%
Jordan Levy	465,229	8.00%

(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

(2)	As of February 28, 2025, there are two executive officers of our Sponsor who are also Directors. Our Sponsor has a total of five Directors.

Item 5. Interest of Management and Others in Certain Transactions

For further detail, please see Note 6 – Related Party Fees and Expenses.

Please see also “Conflicts of Interests and Related Party Transactions” in our Offering Circular.

Item 6. Other Information

None.

Item 7. Financial Statements

CONCREIT FUND I LLC

FINANCIAL STATEMENTS

December 31, 2024 and 2023

Together with

Independent Auditors’ Report

Concreit Fund I LLC

INDEPENDENT AUDITORS’ REPORT

The Manager and Members

Concreit Fund I LLC

Opinion

We have audited the accompanying financial statements of Concreit Fund I LLC (the “Fund”), a Delaware limited liability company, which comprise the statements of financial condition as of December 31, 2024 and 2023, and the related statements of income, members’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Fund as of December 31, 2024 and 2023 , and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Fund and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Fund’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

INDEPENDENT AUDITORS’ REPORT (continued)

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Fund’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Newport Beach, CA

April 30, 2025

CONCREIT FUND I LLC

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2024 AND 2023

	2024	2023
Assets:
Cash and cash equivalents	$286,634	$566,500
Dividends and interest receivable	75,675	58,670
Related party receivable	—	1,251
Equity investments, at cost	1,900,000	2,100,000
Loan participations	6,113,409	5,441,629
Total assets	$8,375,718	$8,168,050

Liabilities and Members' Equity:

Liabilities:
Due to related parties	$9,940	$8,774
Accrued liabilities (Note 5)	283,715	56,823
Total liabilities	293,655	65,597

Commitments and contingencies (Note 4)

Members' Equity:
Investor shares	8,124,809	8,150,182
Accumulated deficit	(42,746)	(47,729)
Total members' equity	8,082,063	8,102,453
Total liabilities and members' equity	$8,375,718	$8,168,050

See accompanying notes to financial statements.

CONCREIT FUND I LLC

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	2024	2023
Investment Income:
Dividend and interest income	$760,109	$628,213
Operating Expense:
General and administrative	199,927	178,952
Net income	$560,182	$449,261

Weighted average investor shares outstanding - Basic and diluted	8,432,768	7,297,754
Net income per share, basic and diluted	0.07	0.06

See accompanying notes to financial statements

CONCREIT FUND I LLC

STATEMENTS OF MEMBERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	Common Shares		Investor Shares		Retained Earnings/
	Shares	Amount	Shares	Amount	(Accumulated Deficit)	Total Members’ Equity
December 31, 2022	10,000	$10,000	6,198,300	$5,972,957	$(35,511)	$5,947,446
Investor shares issued for cash	—		5,049,586	4,847,603	—	4,847,603
Redemptions	—		(2,781,644)	(2,670,378)	—	(2,670,378)
Redemptions to related parties	(10,000)	(10,000)	—	—	—	(10,000)
Distributions to members	—	—	—	—	(461,479)	(461,479)
Net income	—	—	—	—	449,261	449,261
December 31, 2023	—	$—	8,466,242	$8,150,182	$(47,729)	$8,102,453
Investor shares issued for cash	—	—	3,052,970	2,930,852	—	2,930,852
Redemptions	—	—	(3,079,401)	(2,956,225)	—	(2,956,225)
Distributions to members	—	—	—	—	(555,199)	(555,199)
Net income	—	—	—	—	560,182	560,182
December 31, 2024	—	$—	8,439,811	$8,124,809	$(42,746)	$8,082,063

See accompanying notes to financial statements

CONCREIT FUND I LLC

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$560,182	$449,261
Change in operating assets. and liabilities:
Dividends and interest receivable	(17,005)	6,311
Due to related parties	2,417	(101,536)
Accrued liabilities	226,892	(50,553)
Net cash provided by operating activities	772,486	303,483

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equity investments, at cost	—	(700,000)
Sales of equity investments, at cost	200,000	—
Purchases of loan, participations	(11,279,417)	(5,194,289)
Repayment of loan participations	10,607,637	4,281,925
Net cash used in investing activities	(471,780)	(1,612,364)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of investor shares	2,930,852	4,847,603
Redemptions by members	(2,956,225)	(2,680,378)
Distributions to members	(555,199)	(461,479)
Net cash provided by (used in) financing activities	(580,572)	1,705,746

Increase (decrease) in cash and cash equivalents	(279,866)	396,865
Cash and cash equivalents, beginning of year	566,500	169,635
Cash and cash equivalents, end of year	$286,634	$566,500

Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—

See accompanying notes to financial statements

CONCREIT FUND I LLC NOTES TO FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Concreit Fund I LLC (the “Fund”) was formed on May 24, 2019 (“Inception”) in the State of Delaware. The Fund’s headquarters are located in Seattle, WA.

Concreit Fund I LLC was formed to make investing into Commercial Real Estate (“CRE”) accessible to the everyday investor and make known the benefits of investing into CRE. The Fund intends to qualify as a real estate investment trust (“REIT”) and plans to originate, invest in and manage a diversified portfolio of commercial real investments and other real estate-related assets. Substantially all of the Fund’s business is externally managed by Concreit Fund Management LLC, a Delaware limited liability company (the “Manager”).

The Fund will apply to the Internal Revenue Service (the “IRS”) to be treated as a REIT for federal income tax purposes. Although the Manager is not currently aware of any reason why the Fund would not qualify as a REIT, they can give no absolute assurance that the IRS will not successfully challenge the classification of the Fund as a REIT. To qualify as a REIT, a fund must have the bulk of its assets and income connected to real estate investment and must distribute at least 90 percent of its taxable income to shareholders annually in the form of dividends. In addition to paying out at least 90 percent of its taxable income annually in the form of shareholder dividends, a REIT must:

●	Be an entity that would be taxable as a corporation but for its REIT status;
●	Be managed by a board of directors or trustees;
●	Have shares that are fully transferable;
●	Have a minimum of 100 shareholders after its first year as a REIT;
●	Have no more than 50 percent of its shares held by five or fewer individuals during the last half of the taxable year;
●	Invest at least 75 percent of its total assets in real estate assets and cash;
●	Derive at least 75 percent of its gross income from real estate related sources, including rents from real property and interest on mortgages financing real property;
●	Derive at least 95 percent of its gross income from such real estate sources and dividends or interest from any source; and
●	Have no more than 25 percent of its assets consist of non-qualifying securities or stock in taxable REIT subsidiaries.

Going Concern / Management’s Plans

The Fund evaluated its ability to meet obligations over the 12-month period subsequent to the financial statements issuance date. Management identified that the Fund’s dependency on its Manager’s capital and resources along with proceeds from securities offerings to fund operations and its ability to re-qualify the offering with the SEC raised doubt about its ability to continue fundraising through Regulation A+ Tier 2 offering as an ongoing concern, which may impact the Fund’s ability to reach operational independence and profitability. During the year ended December 31, 2024, the Fund raised $2,930,852 through its Regulation A Tier 2 offering, demonstrating demand and ability to access to capital markets. For the next 12 months, the Fund will continue to rely on the Manager for operational resources such as our board and management team, utilize existing cash reserves, and income from its $8 million portfolio. Management has also been to re-qualify the offering, which we hope will complete soon. Management has determined that these plans are probable of execution and sufficient to alleviate any doubt.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Fund conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Fund. Unobservable inputs are inputs that reflect the Fund’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1	- Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2	- Include other inputs that are directly or indirectly observable in the marketplace.
Level 3	- Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Risks and Uncertainties

The Fund’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. Interest rates have caused some dislocations in commercial real estate and may impact the Fund’s operations. A host of factors beyond the Fund’s control could cause fluctuations in these conditions, including but not limited to: its ability to raise sufficient funds from investors to acquire investments in commercial real estate, the availability of suitable loans or real estate properties to acquire, and changes to Regulation A+ Tier 2. Adverse developments in these general business and economic conditions could have a material adverse effect on the Fund’s financial condition and the results of its operations. By investing into loan participations, the Fund loses flexibility and control, could become overly reliant on the lead lender, may be unable to obtain information in a timely manner, and losses exposure under workout or liquidation.

Cash and Cash Equivalents

For the purpose of the statement of cash flows, the Fund considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Investments in, and Income from, Private Equity Securities

The Fund holds equity securities in private companies representing less than 20% ownership. These investments do not provide the Fund with significant influence over the investees and lack readily determinable fair values. Accordingly, they are accounted for under the measurement alternative in ASC 321-10-35-2:

•	Initial recognition: Recorded at cost, including transaction costs.

•	Subsequent measurement: Adjusted for impairment losses and observable price changes in orderly transactions for identical/similar securities of the same issuer.

•	Income recognition: Dividends are recognized as income when declared by the investee.

The Fund assesses these investments for impairment quarterly. A loss is recognized in earnings if the investment’s fair value (determined using ASC 820) is below its carrying amount, and the decline is deemed non-recoverable.

As of December 31, 2024, the Fund is invested in three private equity investments and none of the private equity investments were considered impaired. No impairment charges were recorded in the financial statements.

Investments in Debt Securities and Loan Participations

The Fund classifies its debt securities as available-for-sale and carries them at fair value with unrealized gains and losses reported in accumulated other comprehensive income (OCI). Management has concluded that fair value approximates amortized cost for all securities in the portfolio, as interest rate fluctuations have not resulted in material differences between cost and fair value. Accordingly, no material unrealized gains or losses have been recognized in OCI for the periods presented.

Income is recorded as earned using the effective interest method. The Fund reviews investments quarterly for credit impairment under ASC 326. An allowance for credit losses is recorded when a decline in fair value below amortized cost is determined to be credit-related.

All investments in debt securities and loan participations are secured by the underlying real property collateral. In the event of borrower default, the Fund may exercise its rights to the collateral securing the investment.

As of December 31, 2024, the Fund is invested in 21 loan participations. The Fund has evaluated its portfolio and determined that no allowance for loan losses was necessary as of December 31, 2024. Accordingly, no provision for loan losses has been recorded in the financial statements for the period ended December 31, 2024.

Accrued Interest Receivables

In general, we do not record a loan loss reserve for accrued interest receivables. Uncollected accrued interest is reversed through interest income in a timely manner in line with our non-accrual and past due policies for loans.

The accrued interest receivables balance for December 31, 2024, December 31, 2023, and December 31, 2022, were $75,675, $58,670, and $64,981, respectively.

Revenue Recognition

The Fund’s primary source of income is expected to be from lending activities. The Fund follows FASB ASC 606, Revenue from Contracts with Customers, and its related amendments. The Company determines revenue recognition through the following steps:

●	Identification of a contract with a customer;
●	Identification of the performance obligations in the contract;
●	Determination of the transaction price;
●	Allocation of the transaction price to the performance obligations in the contract; and
●	Recognition of revenue when or as the performance obligations are satisfied.

Revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Fund expects to be entitled to in exchange for those goods or services.

The Fund recognizes investment revenue on a monthly basis when earned.

Income Taxes

As a limited liability company, the Manager has elected to be taxed as a C corporation. The Fund intends to elect to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, and intends to operate as such, beginning with the taxable year when qualification can be met. To qualify as a REIT, the Fund must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the Fund’s annual REIT taxable income to its shareholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with generally accepted accounting principles). As a REIT, the Fund generally will not be subject to U.S. federal income tax to the extent it distributes qualifying dividends to its shareholders. Even if the Fund qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. All tax periods since Inception remain open to examination by the major taxing authorities in all jurisdictions where the Fund is subject to taxation. There are no ongoing tax examinations.

Earnings per Share

Earnings per share is computed by dividing net income by the weighted average number of investor shares outstanding during the period.

Concentration of Credit/Investment Risk

The Fund maintains its cash with a major financial institution located in the United States of America which it believes to be creditworthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Fund may maintain balances in excess of the federally insured limits.

The Fund maintains significant investments originated through one counterparty. Investments with this borrower represent a concentration of credit risk, as adverse developments affecting the borrower could impact the performance of related assets.

As of December 31, 2024, approximately 20.5% of the Fund’s total investment portfolio was originated through the counterparty. The Fund’s exposure to the borrower arises from its investment in nine real estate-backed loans, which are subject to the creditworthiness and operational performance of the borrower.

The Company manages concentration risk by periodically reviewing the financial health and operational practices of its borrowers and by monitoring the ongoing performance of the underlying investments. However, there can be no assurance that adverse events affecting any borrower will not have a material impact on the Fund’s financial position or results of operations.

Management continues to evaluate and, where appropriate, diversify its counterparties to mitigate concentration risk.

Recent Accounting Pronouncements

Under Section 107 of the JOBS Act, the Fund is permitted to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This permits us to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Manager has elected to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that the Fund (i) is no longer an emerging growth Fund or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B). By electing to extend the transition period for complying with new or revised accounting standards, these consolidated financial statements may not be comparable to companies that adopt accounting standard updates upon the public business entity effective dates.

The Financial Accounting Standards Board (“FASB”) issues Accounting Standard Updates (“ASU”) to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. The Fund believes those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Fund or (iv) are not expected to have a significant impact on the Fund.

NOTE 3 – INVESTMENTS

Equity Investments in private corporations as of December 31, 2024 are as follows:

Type of Investment	2024 Invested Balance	2023 Invested Balance	Date of Acquisition (1)	Expected Rate (2)	2024 Interest Earned	2023 Interest Earned	2024 Receivables	2023 Receivables	Additional Notes
Private Equity	$400,000	$400,000	07/01/2022	9%	$39,356	$27,220	$3,000	3,000
Private Equity	$1,000,000	$1,000,000	10/07/2022	10%	$100,000	$96,806	$8,334	8,334
Private Equity	$500,000	$500,000	10/03/2022	8%	$24,134	$35,170	$15,000	10,000
Private Equity	$—	$200,000	05/11/2022	11%	$—	$—	$—	—	(3)
	$1,900,000	$2,100,000			$163,490	$159,196	$26,334	21,334

(1) Represents the initial investment date and does not account for follow on investments.
(2) Refers to the projected effective annual dividend rate for each investment. The expected rate presented does not distinguish between dividends that are paid current and dividends that accrue to the maturity date, nor does it include any increases in the expected rate that may occur in the future.
(3) Due the non-performance of this investment caused by a rapid rise in interest rates pushing debt cost over revenue during the value-add phase of the property (i.e. increases in insurance costs, utility costs, and premiums in rate caps) and the challenges in the capital markets in terms of providing financial support to execute the strategy of the project the Fund’s manager no longer believes this investment fits the risk profile of the Fund and the Fund transferred this investment at par to an affiliate in 2024.

Debt Investments as of December 31, 2024 are as follows:

Location	Type of Property	Type of Investment	2024 Unpaid Principal Balance (1)	2023 Unpaid Principal Balance (1)	Date of Acquisition	Interest Rate (2)	Maturity Date (3)	2024 Interest Earned	2023 Interest Earned	2024 Receivables	2023 Receivables	Additional Notes
La Porte, TX	Single-family	Note	$253,091	$—	6/8/24	10.75%	7/1/25	$13,604	$—	$2,267	$—
Seattle, WA	Single-family	Note	$225,000	$—	12/5/24	9.00%	7/28/25	$1,406	$—	$1,688	$—
Columbus, OH	Single-family	Note	$139,500	$—	11/13/24	9.80%	12/1/25	$1,823	$—	$1,139	$—
Tacoma, WA	Single-family	Note	$333,000	$—	12/19/24	10.00%	3/8/25	$1,018	$—	$2,775	$—
Seattle, WA	Single-family	Note	$300,000	$515,000	5/4/23	9.50%	12/28/24	$44,953	$32,073	$2,375	4,077	(4)
Seattle, WA	Single-family	Note	$481,500	$—	10/4/24	10.00%	3/6/25	$11,502	$—	$4,012	$—
Everett, WA	Single-family	Note	$267,000	$—	5/29/24	10.00%	5/4/25	$15,649	$—	$2,225	$—
Dupont, WA	Single-family	Note	$428,040	$—	11/27/24	9.38%	5/22/25	$3,678	$—	$3,344	$—
Fall City, WA	Single-family	Note	$495,000	$—	8/9/24	10.00%	8/10/25	$19,388	$—	$4,125	$—
Kent, WA	Single-family	Note	$513,000	$—	12/5/24	9.75%	9/3/25	$3,473	$—	$4,168	$—
Seattle, WA	Single-family	Note	$580,500	$—	11/27/24	9.25%	10/16/25	$4,922	$—	$8,949	$—
Shaker Heights, OH	Single-family	Note	$176,376	$—	10/30/24	9.80%	11/1/25	$2,928	$—	$1,440	$—
Houston, TX	Single-family	Note	$192,424	$—	10/31/24	9.80%	11/1/25	$3,195	$—	$1,572	$—
Seattle, WA	Single-family	Note	$387,000	$—	11/28/24	9.00%	11/8/25	$3,193	$—	$2,903	$—
College Park, GA	Single-family	Note	$203,040	$—	11/27/24	9.60%	12/1/25	$217	$—	$1,624	$—
Columbus, OH	Single-family	Note	$174,559	$—	11/28/24	9.60%	12/1/25	$1,815	$—	$1,397	$—
Cincinnati, OH	Single-family	Note	$164,004	$—	12/6/24	9.60%	1/1/26	$2,718	$—	$—	$—
Oklahoma City, OK	Single-family	Note	$172,165	$—	12/11/24	9.60%	1/1/26	$918	$—	$—	$—
Cincinnati, OH	Single-family	Note	$170,710	$—	12/17/24	9.60%	1/1/26	$637	$—	$—	$—
Enumclaw, WA	Single-family	Note	$160,000	$—	5/29/24	10.00%	1/18/26	$9,333	$—	$1,020	$—
Everett, WA	Single-family	Note	$297,500	$—	12/5/24	9.35%	2/2/26	$1,932	$—	$2,318	$—

			$6,113,409	$515,000				$148,302	$32,073	$49,341	$4,077

Debt Investments Paid off in 2024

Location	Type of Property	Type of Investment	Unpaid Principal Balance at Payoff (1)	2023 Unpaid Principal Balance (1)	Date of Acquisition	Interest Rate (2)	Payoff Date	2024 Interest Earned	2023 Interest Earned		2024 Receivables	2023 Receivables	Additional Notes
Auburn, WA	Single-family	Note	$271,250	$271,250	8/24/23	10.99%	2/14/24	$3,561		$10,599	$—	$2,484
Kent, WA	Single-family	Note	$605,000	$605,000	12/1/23	10.50%	2/29/24	$16,875		$5,294	$—	$5,294
Houston, TX	Single-family	Note	$236,041	$236,041	11/9/23	10.75%	3/4/24	$5,665		$3,665	$—	$—
Enumclaw, WA	Single-family	Note	$350,000	$350,000	8/8/23	9.50%	3/5/24	$5,866		$13,208	$—	$2,771
Seattle, WA	Single-family	Note	$300,000	$—	2/21/24	11.00%	3/19/24	$2,292		$—	$—	$—
Tacoma, WA	Single-family	Note	$212,400	$212,400	9/25/23	10.00%	4/1/24	$6,313		$5,664	$—	$1,770
Long Beach, WA	Single-family	Note	$112,500	$112,500	9/25/23	10.00%	4/3/24	$2,901		$3,000	$—	$—
Fort Worth, TX	Single-family	Note	$226,099	$226,099	10/20/23	10.75%	4/15/24	$6,076		$4,861	$—	$—
Humble, TX	Single-family	Note	$285,375	$—	1/2/24	10.75%	4/29/24	$10,482		$—	$—	$—
Waynesboro, GA	Warehouse	Note	$750,000	$750,000	12/9/21	8.00%	4/30/24	$31,464		$62,200	$—	$5,000
Everett, WA	Single-family	Note	$261,000	$261,000	10/6/23	10.25%	5/8/24	$9,438		$6,242	$—	$2,229
Everett, WA	Single-family	Note	$364,000	$364,000	12/5/23	10.50%	5/22/24	$14,970		$2,760	$—	$2,760
Humble, TX	Single-family	Note	$245,918	$—	4/10/24	10.30%	7/2/24	$5,770		$—	$—	$—
Conyers, GA	Single-family	Note	$233,865	$—	2/14/24	10.75%	7/8/24	$10,196		$—	$—	$—
Jonesboro, GA	Single-family	Note	$249,238	$—	3/13/24	10.75%	7/8/24	$8,857		$—	$—	$—
Seattle, WA	Single-family	Note	$675,000	$675,000	10/21/22	8.50%	7/30/24	$38,850		$58,172	$—	$4,781
Seattle, WA	Single-family	Note	$256,000	$—	3/8/24	10.50%	8/12/24	$11,349		$—	$—	$—
Seattle, WA	Single-family	Note	$235,000	$—	3/8/24	10.50%	8/12/24	$10,418		$—	$—	$—
Everett, WA	Single-family	Note	$471,510	$—	3/8/24	10.50%	9/5/24	$25,884		$—	$—	$—
Issaquah, WA	Single-family	Note	$621,000	$—	5/10/24	9.50%	9/24/24	$19,993		$—	$—	$—
Houston, TX	Single-family	Note	$225,351	$—	7/18/24	10.30%	10/9/24	$5,609		$—	$—	$—
Houston, TX	Single-family	Note	$193,071	$—	4/26/24	10.75%	10/10/24	$9,743		$—	$—	$—
Auburn, WA	Single-family	Note	$312,000	$—	10/4/24	9.50%	11/12/24	$3,129		$—	$—	$—
Houston, TX	Single-family	Note	$195,009	$—	7/31/24	10.30%	11/21/24	$6,305		$—	$—	$—
San Bernardino, CA	Multi-family	Note	$500,000	$500,000	8/12/22	9.00%	11/22/24	$43,322		$45,133	$—	$3,750
Bloomfield, KY	Mixed-use	Note	$362,915	$362,915	4/19/22	8.00%	11/22/24	$30,358		$29,276	$—	$2,419
Federal Way, WA	Single-family	Note	$477,000	$—	8/22/24	9.99%	11/26/24	$12,310		$—	$—	$—
Auburn, WA	Single-family	Note	$675,000	$—	5/7/247	9.85%	12/4/24	$36,568		$—	$—	$—
Mountlake Terace, WA	Single-family	Note	$480,250	$—	3/28/24	10.25%	12/13/24	$35,005	$		$—	$—
Seattle, WA	Single-family	Note	$215,000	$515,000	5/7/247	9.85%	12/4/24	$—		$—	$—	$—	(4)
	Single-family	Notes	$10,845	—	—	—	—	—		—	—	—	(5)

			$10,607,637	$5,441,205				$429,569		$250,074		$33,258

(1) Refers to the balance of each note. UBP may not be equivalent to the total commitment made by the Fund.
(2) Represents the projected effective annual interest rate on each secured loan. The interest rate presented does not distinguish between interest that is paid current and interest that accrues to the maturity date, nor does it include any increases in interest rate that may occur in the future.
(3) May not be the original maturity date, nor does it take into account any extensions that may be available.
(4) The borrower of this note paid down the balance of their loan by the amount in “Unpaid Principal Balance at Payoff” on the payoff date listed.
(5) The amount listed in “Unpaid Principal Balance at Payoff” represents the interest bought for certain notes at acquisition that was later received by the Fund.

NOTE 4 – COMMITMENTS AND CONTINGENCIES

The Fund is not currently involved with any pending or threatening litigation against the Fund.

NOTE 5 –ACCRUED LIABILITES

As of December 31, 2024, the Fund has accrued $276,611 in dividends payable to investors under its Regulation A+ Tier 2 offering. Of these amounts, $225,750 represent declared dividends previously distributed and temporarily held for reinvestment pending SEC requalification of the offering statement. The liability will be settled through issuance of Investor Shares upon completion of regulatory review. Dividends remain subject to investor reinvestment elections documented in the offering circular and can be withdrawn at any time.

NOTE 6 - RELATED-PARTY FEES AND EXPENSES

The Manager, or its Affiliates, shall be entitled to receive the following fees:

Organizational and Offering Costs

Organizational and offering costs of the Fund may be paid by the Initial Member and/or affiliates on behalf of the Fund. These organizational and offering costs could include expenses to be paid by the Fund in connection with operating the Fund, the qualification of the Offering, and the distribution of shares. The Fund anticipates that the Fund will be obligated to reimburse the Initial Member and/or affiliates, as applicable, for organizational and offering costs paid by them on behalf of the Fund. The Initial Member has decided that the Fund shall only reimburse the Initial Member for the organizational and offering costs if the reimbursement does not jeopardize the health of the Fund.

The Fund will record a liability for organizational costs and offering costs payable to the Initial Member and/or affiliates when it is probable and estimable that a liability has been incurred in accordance with ASC 450, Contingencies. Without jeopardizing the health of the Fund and to maintain the objectives of returns to Investors of the fund, the Fund may book a liability with a corresponding reduction to equity for offering costs, and a liability and a corresponding expense to general and administrative expenses for organizational costs.

Asset Management Fee

The Fund will pay the Manager an annual asset management fee (the “Management Fee”), in an amount equal to one percent (1.0%) per annum (0.08333% per month) multiplied by the NAV as of the last day of the preceding month, calculated and paid monthly in arrears.

The Manager may deduct installments of the Management Fee when due from any cash distributions to which Investor Members would otherwise be entitled. If any such cash distribution is insufficient to cover the Management Fee in any month, the Investor Members will remit the difference to the Manager in subsequent distribution periods until the difference has been paid in full.

Acquisition Fee

Upon acquisition of fee simple interest in real estate, the Manager will be entitled to a fee equal to one percent (1.0%) if the acquisition dollar amount is greater than or equal to ten (10) million dollars and one- and one-half percent (1.50%) if it is less than ten (10) million dollars. For investments in entities that hold real estate or real estate related assets, the Manager will be entitled to a fee equal to three quarters of a percent (0.75%) of the cost of such investment. When a joint venture of which the fund is a member acquires a fee simple in real estate, the Manager will be entitled to a fee equal to one percent (1.00%) of the cost of the real estate multiplied by the Fund’s percentage interest if the joint venture is greater than or equal to ten (10) million dollars and one and one half percent (1.50%) if the cost of the real estate multiplied by the Fund’s percentage interest in the joint venture is less than ten (10) million dollars.

Disposition Fee

Upon the Fund selling or disposing of real estate, the Manager will be entitled to a fee equal to twenty-five basis points (0.25%) of the selling price of every fee simple interest in the real estate. Further, upon the Fund selling or disposing of a fee simple interest in real estate where it is a member of a joint venture, the Manager will be entitled to a fee equal to twenty-five basis points (0.25%) of the selling price of the real estate multiplied by the Fund’s percentage interest in the joint venture.

Financing Fee

When the Fund obtains financing for real estate owned, directly or indirectly, the Manager will be entitled to a fee equal to one percent (1%) of the gross amount of the financing. Further, upon the Fund obtaining financing of real estate where it is a member of a joint venture, the Manager will be entitled to a fee equal to one percent (1%) of the gross amount of the financing multiplied by the Fund’s percentage interest in the joint venture.

Property Management Fee

The Manager will be entitled to a fee of equal to five percent (5.00%) of the gross rental income of the Fund during the preceding month for all properties that the Fund owns in fee simple interest or through a joint venture.

Other Fees

If the Manager is able to engage the servicer of third parties, including but not limited to insurance brokers, real estate brokers, and property managers, at rates below the prevailing market rates, the Manager will be entitled to a fee equal to the difference between the negotiated fee and the prevailing rate.

The Fund has recorded expenses of $169,187 and $133,406 related to these fees for the years ended December 31, 2024 and 2023, respectively.

NOTE 7 – MEMBERS’ EQUITY

The Fund is authorized to sell an unlimited amount of investors shares.

The initial member interests were non-voting. The Fund received $2,930,852 and $4,847,603 in contributions from investor members in exchange for 3,052,970  and 5,049,586 investor shares, during the years ended December 31, 2024 and 2023, respectively. The Fund’s Investor shares will not have voting rights except under the limited circumstances expressly provided in the Fund’s Operating Agreement.

The Fund has the ability to redeem Investor Shares through a Redemption Plan. The Fund may, at the Fund’s full discretion, choose to redeem Investor Shares presented for redemption for cash to the extent it has sufficient funds available. There is no assurance that there will be sufficient funds available for redemptions nor that the Manager will exercise its discretion to redeem such Investor Shares. During the years ended December 31, 2024 and 2023, the Fund processed $2,956,225 and $2,670,378 in redemptions accounting for 3,079,401 and 2,781,644 redeemed investor shares, respectively.

The Manager may, in its sole discretion, make and pay distributions of cash or other assets of the Fund to the Members. In determining cash flow available for distribution (the “Net Available Cash Flow”), the Manager may deduct any amounts necessary in its sole discretion in the following order of priority to (i) meet expenses and liabilities of the Fund, including the one percent (1%) Management Fee and establish reserves therefore, (ii) accommodate redemption requests under the Redemption Plan, and/or establish reserves therefore, and/or (iii) meet distributions under its Bonus Program and/or establish reserves therefore. Net capital event proceeds are not generally expected to be distributed. The Manager may, in its sole discretion, make and pay distributions of cash or other assets of the Fund. Distributions of $555,199 and $461,479 have been made as of December 31, 2024 and 2023, respectively.

Net Available Cash Flow will be determined as of the last day of each calendar month. Each Member’s share of each such distribution of Net Available Cash Flow will then be divided between the Members as follows:

●	One hundred percent (100%), pro rata to each Investor Member until such Investor Member has received aggregate distributions for any accrued and unpaid Preferred Return Hurdle. The “Preferred Return Hurdle” means five percent (5%) per annum (0.416667% per month), which will be prorated based on a three hundred sixty (360) day year (for the avoidance of doubt, this step is intended to represent the applicable calendar month and any remaining shortfall of the prorated portion of the Preferred Return Hurdle from the prior calculation periods of that fiscal year).

NOTE 8 – SUBSEQUENT EVENTS

In connection with the preparation of the accompanying financial statements, the Manager has evaluated events and transactions occurring through the financial statements issuance date, April 30, 2025, for potential recognition or disclosure.

Offering

Subsequent to December 31, 2024, the Fund has processed approximately $661,528 in redemptions.

Changes in Debt Investments Subsequent of December 31, 2024 are as follows:
Location	Type of Property	Type of Investment	Unpaid Principal Balance (1)	Date of Acquisition	Interest Rate (2)	Maturity Date (3)	Payoff Date
La Porte, TX	Single-family	Note	$253,091	06/08/2024	10.75%	07/01/2025	01/07/2025
Columbus, OH	Single-family	Note	$179,005	01/08/2025	9.60%	02/01/2026
Seattle, WA	Single-family	Note	$225,000	12/04/2024	9.00%	07/28/2025	01/27/2025
Cincinnati, OH	Single-family	Note	$181,668	01/31/2025	9.30%	02/01/2026
Columbus, OH	Single-family	Note	$139,500	11/13/2024	9.80%	12/01/2025	02/04/2025
Elyria, OH	Single-family	Note	$122,200	02/13/2025	9.30%	03/01/2026
Enumclaw, WA	Single-family	Note	$80,000	05/29/2024	10.00%	01/18/2026
Elyria, OH	Single-family	Note	$99,723	02/13/2025	9.30%	03/01/2026
Tacoma, WA	Single-family	Note	$333,000	12/19/2024	10.00%	03/28/2025	02/14/2025
Newark, OH	Single-family	Note	$168,679	03/06/2025	9.30%	04/01/2026
Houston, TX	Single-family	Note	$192,424	10/31/2024	9.80%	11/01/2025	03/07/2025
Cincinnati, OH	Single-family	Note	$144,147	03/07/2025	9.30%	04/01/2026
Cincinnati, OH	Single-family	Note	$181,467	03/10/2025	9.30%	04/01/2026
Oklahoma City, OK	Single-family	Note	$172,165	12/11/2024	9.60%	01/01/2026	03/20/2025
Eastlake, OH	Single-family	Note	$159,331	03/27/2025	9.30%	04/01/2026
Lorain, OH	Single-family	Note	$120,190	04/02/2025	9.30%	05/01/2026
Memphis, TN	Single-family	Note	$247,050	04/10/2025	9.30%	05/01/2026
Maple Heights, OH	Single-family	Note	$137,500	03/28/2025	9.30%	04/01/2026	03/28/2025
St Miamisburg, OH	Single-family	Note	$162,738	03/28/2025	9.30%	04/01/2026
Cincinnati, OH	Single-family	Note	$164,004	12/06/2024	9.60%	01/01/2026
Cincinnati, OH	Single-family	Note	$206,568	04/21/2025	9.40%	05/01/2026
Dupont, WA	Single-family	Note	$428,040	11/27/2024	9.38%	05/22/2025	04/22/2025
Columbus, OH	Single-family	Note	$174,559	11/22/2024	9.60%	12/01/2025	04/23/2025

Item 8. Exhibits

Exhibit No.	Description

2.1	Certificate of Formation
2.2	Form of Second Amended and Restated Limited Liability Company Agreement
4.1	Form of Subscription Agreement
4.2	Form of Automatic Investment Agreement
6.1	Management Services Agreement
6.1.1	First Amended and Restated Management Services Agreement
6.2	License Agreement
6.3	Form of Broker-Dealer Agreement
6.4	Form of Software and Services License Agreement
6.4.1	Amendment to Software and Services License Agreement
8.1	Form of Escrow Agreement
13.1	Solicitation of Interest Materials – Press Releases
13.2	Solicitation of Interest Materials – Social Media
13.3	Solicitation of Interest Materials – Homepages
15.1	Authorizing Resolution adopted by the Manager creating and setting forth the terms of the Investor Shares
15.2	Redemption Plan
15.3	Reinvestment Plan
15.4	Form of NAV Supplement

CONCREIT FUND I LLC
NOTES TO FINANCIAL STATEMENTS

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized in Seattle, Washington on April 30, 2025.

Concreit Fund I LLC

By:	Concreit Fund Management LLC, its Manager

By:	/s/ Sean Hsieh
Name:	Sean Hsieh
Title:	Sean Hsieh, CEO of Concreit Inc., Manager of Concreit Fund Management LLC

Pursuant to the requirements of Regulation A, this Annual Report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date
/s/Sean Hsieh	Sean Hsieh, CEO of Concreit Inc., Manager of Concreit Fund Management LLC	April 30, 2025
/s/Sean Hsieh	Sean Hsieh, Chief Financial Officer of Concreit Fund I LLC	April 30, 2025
/s/Chris Garnett	Chris Garnett, Chief Accounting Officer of Concreit Fund I LLC	April 30, 2025